Exhibit 10.13

Penumbra, Inc.
2401 Merced Street
Suite 200
San Leandro, CA 94577
Phone: (510) 618-3200
Fax: (510) 618-3232

May 14, 2007

Mr. Daniel Davis

Re:	Employment Agreement

Dear Daniel:

On behalf of Penumbra, Inc. (“Company”), I am pleased to offer you employment in the position of Territory Manager, reporting to Greg Finch. This letter sets out the terms of your employment with the Company, which will start on June 11, 2007.

You will be paid a starting base salary of $8,653.85 every two weeks, which equals $225,000 per year, less applicable tax and other withholdings. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek. The base salary will be adjusted at the launch of the Penumbra Stroke System. At that time, you will be paid a starting base salary of $4,807.70 every two weeks, which equals $125,000 per year, less applicable tax and other withholdings.

You will also be entitled to receive up to an additional $60,000 incentive bonus per year (paid quarterly in equal installments) based upon agreed upon quarterly performance and Management by Objectives (MBO’s). Additionally, you will participate in a sales incentive program based upon the approval process and commercialization.

You will be eligible to participate in various Company fringe benefit plans, in accordance with the Company’s benefit plan requirements. You are entitled to four weeks of vacation. You will also be eligible to participate in any incentive compensation plan that may be established by the Company during your employment. You will also be eligible for an $800.00 per month car allowance.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 10,000 shares (0.92 per share) of Company common stock under the Company’s stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of four years, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option. In addition, if you are responsible for selling Penumbra’s first product into at least 20 accounts prior to the launch of the Penumbra Stroke System, subject to all the same terms and conditions above, you will be granted 10,000 additional shares of Company common stock.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. Your base salary shall be paid during the first year, unless the termination is for cause. In addition, the Company reserves the right to modify your compensation, positions, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) under AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Company. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Daniel, we look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

PENUMBRA, INC.

By:	/s/ Greg Finch
Greg Finch
Vice President of Sales

I agree to and accept employment with Penumbra on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: May 16, 2007	/s/ Daniel Davis
Daniel Davis

December 1, 2011

Daniel Davis

Territory Manager

Dear Daniel:

It is my pleasure to congratulate you on your transition to the Marketing Department as a Marketing Director at a salary of $250,000 per year. You will report to John Lockhart retroactive to October 1, 2011

We welcome and look forward to your continuing contributions to the company’s achievement of its vision and mission.

Best Wishes,

/s/ Adam Elsesser

Adam Elsesser

Chief Executive Officer

Acknowledged	/s/ Daniel Davis	12-2-11

	Daniel Davis	date

Penumbra, Inc.

1351 Harbor Bay Parkway

Alameda, CA 94502

T (510) 748-3200

F (510) 814-8303

www.penumbrainc.com

December 26, 2012

Daniel Davis

Dear Daniel:

It is my pleasure to congratulate you on your promotion to Vice President of Strategy at a salary of $300,000 per year. This change is effective January 1, 2013.

This change reflects the knowledge, skills, abilities, experience and expertise you’ve brought to the team. We welcome and look forward to your continuing contribution to the company’s achievement of its vision and mission.

Best Wishes,

/s/ Adam Elsesser

Adam Elsesser

Chief Executive Officer

Acknowledged:	/s/ Daniel Davis	8 Jan 13

	Daniel Davis	Date

Penumbra, Inc.

1351 Harbor Bay Parkway

Alameda, CA 94502

T (510) 748-3200

F (510) 814-8303

www.penumbrainc.com